Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS FOR YEAR ENDED DECEMBER 31, 2023

Reno, Nevada, January 17, 2024 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, today announced record earnings for the year ended December 31, 2023. For the twelve months ended December 31, 2023, the Company reported net income of $29.8 million or $5.08 per share, an increase of $3.3 million, or 13% from $26.4 million or $4.53 per share earned during 2022. Earnings per diluted share increased to $5.02 during the twelve months ended December 31, 2023, up $0.55 from $4.47 during 2022.

Earnings during the fourth quarter of 2023 totaled $7.5 million or $1.28 per share, a decrease of $297,000, or 4% from $7.8 million or $1.34 per share during the fourth quarter of 2022. Diluted earnings per share decreased to $1.27 per share during the three months ended December 31, 2023, down from $1.32 per share during the quarter ended December 31, 2022.

Return on average assets was 1.88% during the twelve months ended December 31, 2023, up from 1.61% during 2022. Return on average equity increased to 23.4% for the twelve months ended December 31, 2023, up from 21.9% during 2022. Return on average assets was 1.87% during the three months ended December 31, 2023 and 1.88% during the three months ended December 31, 2022. Return on average equity decreased to 23.9% for the three months ended December 31, 2023, down from 27.9% during the fourth quarter of 2022.

Balance Sheet Highlights

December 31, 2023 compared to December 31, 2022

●	Cash and due from banks declined by $98 million to $86 million.
●	Gross loans, excluding loans held for sale, increased by $47 million, or 5%, to $959 million.
●	Investment securities increased by $44 million, or 10%, to $489 million.
●	Deposits declined by $124 million, or 9% to $1.3 billion.
●	Total borrowings increased by $80 million to $90 million.
●	Shareholders’ equity increased by $28 million, or 24%, to $147 million.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank, stated, “As you know, the last year and a half has been a period of rapidly rising rates. This rising rate environment, coupled with another Fed policy, that of quantitative tightening, has resulted in reductions to the money supply and the impairment of banks to generate new deposits and fund new loans. In response, we have invested in retooling our lending system and processes for enhanced efficiency and decision making. This change will position us well for future loan growth. As for deposits, we remain disciplined in protecting our lower cost of funds but have offered Time deposit specials so that we can compete for new deposits.

Rapidly rising rates have also put pressure on variable-rate borrowers, creating some elevated loan loss risk in the banking industry. At Plumas, however, we do not expect significant losses because criticized assets are being proactively addressed with advanced preparation of solutions and collaborative monitoring for potential challenges. Additionally, non-performing loans are well-collateralized. In the fourth quarter we terminated our indirect auto loan program. Ending this program, which was our lowest yielding loan segment, also improved our loan loss risk profile since this program had historically higher charge-off rates. Terminating this program also improved our consumer compliance risk profile.

Another current industry challenge is that of margin compression. Fortunately, at Plumas, our extremely low cost of funds coupled with higher yielding loans has resulted in margin expansion rather than the more typical margin compression experienced by most banks.

The higher rate environment presented some opportunities that we took advantage of during 2023. One of those opportunities involved harvesting a significant gain from an interest rate swap while locking in a lower cost borrowing. We also developed a sale leaseback strategy which we expect to implement in the first quarter of 2024 and which will provide an opportunity to restructure our investment portfolio by divesting lower yielding securities and replacing them with higher yielding securities. This possible restructuring of our investment portfolio has the potential to enhance the bank’s interest income streams for years to come.

Looking forward, the Fed is signaling some rate decreases in the coming year which we anticipate will result in improved demand for loans. We also anticipate stabilization of deposit balances as clients may be less likely to self-fund with savings and more likely to borrow with rates declining. As the banking environment for community banks improves, we expect to continue to out-perform the industry and will explore avenues for strategic opportunities that align with our long-term growth objectives.”

“We would like to thank our clients, communities, employees, and investors for their continued support which empowers Plumas Bank to be Here. FOR GOOD.,” Ryback concluded.

Loans, Deposits, Investments and Cash

Gross loans, excluding loans held for sale, increased by $47 million, or 5%, from $912 million at December 31, 2022, to $959 million at December 31, 2023. Increases in loans included $28 million in commercial real estate loans, $14 million in construction loans, $7 million in agricultural loans, $2 million in equity lines of credit, and $1 million in automobile loans; these items were partially offset by decreases of $3 million in residential real estate loans and $2 million in commercial loans.

On December 31, 2023, approximately 78% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. The largest portion of variable rate loans are variable rate commercial real estate loans which predominantly reprice every five years and are indexed to the 5-year Treasury. Loans indexed to the prime interest rate were approximately 20% of the Company’s loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits decreased by $124 million to $1.3 billion at December 31, 2023. The decrease in deposits includes decreases of $74 million in demand deposits, $69 million in savings, and $24 million in money market accounts deposits. Partially offsetting these decreases was an increase in time deposit of $43 million. We attribute much of the decrease to the current interest rate environment as we have seen some deposits leave for higher rates and some customers reluctant to borrow to fund operating expense and instead have drawn down their excess deposit balances. Beginning in April 2023 we began offering a time deposit promotion offering 7-month and 11-month time deposits at an interest rate of 4%. Effective June 30, 2023 we discontinued this promotion which generated $46 million in deposits. However, during the fourth quarter we allowed those customers who had promotional time deposits to renew those deposits at similar terms. At December 31, 2023, 52% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $44 million from $445 million at December 31, 2022, to $489 million at December 31, 2023. The Bank’s investment security portfolio consists of debt securities issued by the US Government, US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks decreased by $98 million to $86 million at December 31, 2023.

Asset Quality and CECL

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at December 31, 2023 were $5.3 million, up from $1.2 million at December 31, 2022. Nonperforming assets as a percentage of total assets increased to 0.33% at December 31, 2023 up from 0.07% at December 31, 2022. OREO increased to $357,000 at December 31, 2023 and represented one loan. There was no OREO outstanding at December 31, 2022. Nonperforming loans were $4.8 million at December 31, 2023, and $1.2 million at December 31, 2022. The largest increase in nonperforming loans was related to agricultural loans to one borrower totaling $2.1 million. These loans are well secured. Nonperforming loans as a percentage of total loans increased to 0.50% at December 31, 2023, up from 0.13% at December 31, 2022.

On January 1, 2023, the Company adopted ASU 2016-03 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology. This is referred to as the current expected credit loss (CECL) methodology. Upon adoption we recorded an increase in the allowance for credit losses of $529,000 and an increase in the reserve for unfunded commitments of $258,000. The decline in equity, net of tax, related to these two adjustments totaled $554,000. During the year ended December 31, 2023 we recorded a provision for credit losses of $2,775,000 consisting of a provision for loan losses of $2,575,000 and an increase in the reserve for unfunded commitments of $200,000. As time progresses the results of economic conditions will require CECL model assumption inputs to change and further refinements to the estimation process may also be identified.

Net charge-offs totaled $954,000 and $935,000 during the years ended December 31, 2023 and 2022, respectively. The allowance for credit losses totaled $12.9 million at December 31, 2023 and $10.7 million at December 31, 2022. The allowance for credit losses as a percentage of total loans increased from 1.18% at December 31, 2022 to 1.34% at December 31, 2023.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the years ended December 31, 2023 and 2022 (in thousands).

Allowance for Credit Losses	December 31, 2023	December 31, 2022
Balance, beginning of period	$10,717	$10,352
Impact of CECL adoption	529	-
Provision charged to operations	2,575	1,300
Losses charged to allowance	(1,802)	(1,461)
Recoveries	848	526
Balance, end of period	$12,867	$10,717

Reserve for Unfunded Commitments	December 31, 2023	December 31, 2022
Balance, beginning of period	$341	$341
Impact of CECL adoption	258	-
Provision charged to operations	200	-
Balance, end of period	$799	$341

Borrowings

The Company is eligible to participate in the Bank Term Lending Program. The Federal Reserve Board, on March 12, 2023, announced the creation of a new Bank Term Funding Program (BTFP). The BTFP offers loans of up to one year in length to banks, savings associations, credit unions, and other eligible depository institutions pledging U.S. Treasuries, agency debt and mortgage-backed securities, and other qualifying assets as collateral. These assets are valued at par. At December 31, 2023, the Company had outstanding borrowings under the BTFP totaling $80 million, secured by $107 million in par value of securities pledged as collateral under the BTFP. This borrowing is payable on December 18, 2024, and accrues interest at the rate of 4.96%. Borrowings under the BTFP can be prepaid without penalty. Interest expense for the three and 12 months ended December 31, 2023 on the BTFP borrowing totaled $527,000.

Shareholders’ Equity

Shareholders’ equity increased by $28.3 million from $119.0 million at December 31, 2022 to $147.3 million at December 31, 2023. The $28.3 million increase was related to net income during 2023, of $29.8 million, a decline in accumulated other comprehensive loss of $4.3 million and stock option and restricted stock activity of $661,000 partially offset by shareholder dividends of $5.9 million and $554,000 related to the cumulative change from adoption of ASU 2016-13.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established lines of credit.

The Company is a member of the FHLB and can borrow up to $215 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $396 million. The Company is also eligible to participate in the BTFP as noted previously. In addition to its FHLB borrowing line and the BTFP, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB or the correspondent banks at December 31, 2023 and December 31, 2022.

The Company estimates that it has approximately $416 million in uninsured deposits. Of this amount, $85 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations for the foreseeable future.

Net Interest Income and Net Interest Margin

Year ended December 31, 2023

Net interest income for the year ended December 31, 2023 was $69.8 million, an increase of $11.3 million from the $58.5 million earned during 2022. The increase in net interest income includes an increase of $14.8 million in interest income partially offset by an increase of $3.5 million in interest expense. Interest and fees on loans, including loans held for sale, increased by $9.3 million related to growth in the loan portfolio and an increase in yield on the portfolio. Net loan fees/costs declined from net fees of $234,000 during 2022 to net costs of $1.3 million during 2023. This decline is mostly related to a decline in fees earned on PPP loans. The average yield on loans, including loans held for sale, increased by 61 basis points from 5.28% during 2022 to 5.89% during 2023. The average prime rate increased from 4.86% in 2022 to 8.20% in 2023.

Interest on investment securities increased by $6.1 million from 2022, related to an increase in average investment securities of $100 million to $462 million and an increase in yield on the investment portfolio from 2.52% during 2022 to 3.29% during 2023. Interest on interest-earning cash balances decreased by $0.5 million related to a decrease in average interest-earning cash balances partially offset by an increase in the rate earned on these balances. The rate paid on interest-earning cash balances increased from 1.61% during 2022 to 5.05% during the current quarter mostly related to an increase in the rate paid on balances held at the Federal Reserve Bank. The average rate paid on Federal Reserve balances was 1.76% during 2022 and 5.1% during 2023. Average interest-earning cash balances declined from $305 million during 2022 to $87 million during 2023 related to a decline in average deposits and increases in average loans and investment securities.

Average interest earning assets during 2023 totaled $1.5 billion, a decrease of $50 million from 2022. This decrease in average interest earning assets resulted from a decline in average interest-earning cash balances of $218 million, mostly offset by increases of $68 million in average loan balances and $100 million in average investment securities. The average yield on interest earning assets increased by 113 basis points to 5.03%, related to increases in market rates.

Interest expense increased from $1.2 million during 2022 to $4.8 million during 2023 related to an increase in rate paid on interest bearing liabilities. The average rate paid on interest bearing liabilities increased from 0.17% during 2022 to 0.67% in 2023 related mainly to an increase in market interest rates and the effect of the 4% time deposit promotion.

Net interest margin for the year ended December 31, 2023 increased 89 basis points to 4.71%, up from 3.82% during 2022.

Three months ended December 31, 2023

Net interest income was $17.7 million for the three months ended December 31, 2023, an increase of $316,000 from the same period in 2022. The increase in net interest income includes an increase of $1.8 million in interest income partially offset by an increase of $1.5 million in interest expense. Interest and fees on loans, including loans held for sale, increased by $2.4 million related to growth in the loan portfolio and an increase in yield on the portfolio. Net loan costs were $368,000 and $326,000 during the three months periods ending December 31, 2023 and 2022, respectively.

Including loans held for sale, average loan balances increased by $71 million, while the average yield on these loans increased by 57 basis points from 5.50% during the fourth quarter of 2022 to 6.07% during the current quarter. The increase in loan yield includes the effect of an increase in market rates during 2023. The average prime interest rate increased from 6.82% during the fourth quarter of 2022 to 8.50% during the current quarter.

Interest on investment securities increased by $695 thousand from the fourth quarter of 2022, related to an increase in average investment securities of $31 million to $442 million and an increase in yield on the investment portfolio from 3.00% during the fourth quarter of 2022 to 3.41% during the current quarter. Interest on interest-earning cash balances decreased by $1.2 million related to a decrease in average interest-earning cash balances partially offset by an increase in the rate earned on these balances. The rate paid on interest-earning cash balances increased from 3.72% during the fourth quarter of 2022 to 5.39% during the current quarter mostly related to an increase in the rate paid on balances held at the Federal Reserve Bank. The average rate paid on Federal Reserve balances was 3.72% during the fourth quarter of 2022 and 5.40% during the current quarter. Average interest-earning cash balances declined from $248 million during the fourth quarter of 2022 to $81 million in the current quarter related to a decline in average deposits and increases in loans and investments.

Average interest earning assets during the three months ended December 31, 2023 totaled $1.5 billion, a decrease of $66 million from the same period in 2022. The average yield on interest earning assets increased 69 basis points to 5.24%, up from 4.55% for the same period in 2022.

Interest expense increased from $370,000 during the three months ended December 31, 2022 to $1.9 million during 2023 related mostly to an increase in rate paid on interest bearing liabilities. The average rate paid on interest bearing liabilities increased from 0.20% during 2022 to 1.02% in 2023 related mainly to an increase in market interest rates, the effect of the 4% time deposit promotion and the effect of the BTFP borrowings.

Net interest margin for the three months ended December 31, 2023 increased 29 basis points to 4.74%, up from 4.45% for the same period in 2022.

Non-Interest Income/Expense

Year ended December 31, 2023

During 2023, non-interest income totaled $10.7 million, a decrease of $328,000 from $11.0 million during the twelve months ended December 31, 2022. The largest component of this decrease was a decline in gain on sale of SBA 7(a) loans of $2.5 million from $2.7 million during the twelve months ended December 31, 2022 to $234,000 during the current period. We did not sell SBA 7(a) loans during the second and third quarters of 2021 resulting in an inventory of loans held for sale of $31.3 million at December 31, 2021. During 2022 we sold $50.5 million in guaranteed portions of SBA 7(a) loans. This compares to $5.3 million in sales during the current period. Partially offsetting the decline in SBA gains was a gain of $1.7 million on termination of our interest rate swaps during the first quarter of 2023. In addition, service charges on deposit accounts increased by $325,000. This was mostly related to our Yuba City, California branch acquired in the acquisition of Feather River Bancorp in 2021. During most of 2022 we waived service charges on deposit accounts at the Yuba City Branch.

During 2023, non-interest expense increased by $4.9 million to $37.5 million. The largest components of this increase were $2.9 million in salary and benefit expense, $692,000 in occupancy and equipment costs, $439,000 in outside service fees and $268,000 in advertising and shareholder relations. The largest single components of the increase in salary and benefit expense were a $1.5 million increase in salary expense and a $1.2 million reduction in the deferral of loan origination expense. We attribute much of the increase in salary expense to two factors. Merit and promotional salary increases and employee termination costs which included $115,000 related to the termination of our automobile loan program. We have seen a reduction in loan demand given the current economic environment, especially in SBA 7(a) loans tied to the prime interest rate resulting in the reduction in the deferral of loan origination costs. Occupancy and equipment costs increased by $692,000, a considerable portion of which relates to snow removal and other costs attributable to an unusually harsh winter in our service area and to our new Chico, California branch. The increase in outside service fees was spread among several different categories, none of which exceeded $100,000. The increase in advertising costs reflects an increase in our budgeted advertising program, with an emphasis on Northern Nevada growth opportunities.

Three months ended December 31, 2023

During the three months ended December 31, 2023, and 2022, non-interest income totaled $2.3 million and $2.2 million, respectively. The largest increase was $96,000 in service charges on deposit accounts.

During the three months ended December 31, 2023, total non-interest expense increased by $1.1 million from $8.7 million during the fourth quarter of 2022 to $9.8 million during the current quarter. The largest components of this increase were increases in salary and benefit expense of $522 thousand and an increase of $215 thousand in occupancy and equipment costs. Included in the increase in occupancy and equipment costs was $55 thousand related to our Chico, California branch.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fifteen branches: thirteen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of December 31,
	2023	2022	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$85,655	$183,426	$(97,771)	(53.3)%
Investment securities	489,181	444,703	44,478	10.0%
Loans, net of allowance for loan losses	948,604	903,968	44,636	4.9%
Loans held for sale	-	2,301	(2,301)	(100.0)%
Premises and equipment, net	18,948	18,100	848	4.7%
Bank owned life insurance	16,110	16,020	90	0.6%
Real estate acquired through foreclosure	357	-	357	100.0%
Goodwill	5,502	5,502	-	0.0%
Accrued interest receivable and other assets	46,059	47,024	(965)	(2.1)%
Total assets	$1,610,416	$1,621,044	$(10,628)	(0.7)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,333,655	$1,457,809	$(124,154)	(8.5)%
Accrued interest payable and other liabilities	39,444	33,921	5,523	16.3%
Borrowings	90,000	-	90,000	100.0%
Junior subordinated deferrable interest debentures	-	10,310	(10,310)	(100.0)%
Total liabilities	1,463,099	1,502,040	(38,941)	(2.6)%
Common stock	28,033	27,372	661	2.4%
Retained earnings	151,748	128,388	23,360	18.2%
Accumulated other comprehensive loss, net	(32,464)	(36,756)	4,292	11.7%
Shareholders’ equity	147,317	119,004	28,313	23.8%
Total liabilities and shareholders’ equity	$1,610,416	$1,621,044	$(10,628)	(0.7)%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE YEAR ENDED DECEMBER 31,	2023	2022	Dollar Change	Percentage Change

Interest income	$74,592	$59,758	$14,834	24.8%
Interest expense	4,798	1,249	3,549	284.1%
Net interest income before provision for credit losses	69,794	58,509	11,285	19.3%
Provision for credit losses	2,775	1,300	1,475	113.5%
Net interest income after provision for credit losses	67,019	57,209	9,810	17.1%
Non-interest income	10,722	11,050	(328)	(3.0)%
Non-interest expense	37,530	32,590	4,940	15.2%
Income before income taxes	40,211	35,669	4,542	12.7%
Provision for income taxes	10,435	9,225	1,210	13.1%
Net income	$29,776	$26,444	$3,332	12.6%

Basic earnings per share	$5.08	$4.53	$0.55	12.1%
Diluted earnings per share	$5.02	$4.47	$0.55	12.3%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

FOR THE THREE MONTHS ENDED DECEMBER 31,	2023	2022	Dollar Change	Percentage Change

Interest income	$19,540	$17,721	$1,819	10.3%
Interest expense	1,873	370	1,503	406.2%
Net interest income before provision for credit losses	17,667	17,351	316	1.8%
Provision for credit losses	100	300	(200)	(66.7)%
Net interest income after provision for credit losses	17,567	17,051	516	3.0%
Non-interest income	2,342	2,181	161	7.4%
Non-interest expense	9,767	8,686	1,081	12.4%
Income before income taxes	10,142	10,546	(404)	(3.8)%
Provision for income taxes	2,621	2,728	(107)	(3.9)%
Net income	$7,521	$7,818	$(297)	(3.8)%

Basic earnings per share	$1.28	$1.34	$(0.06)	(4.5)%
Diluted earnings per share	$1.27	$1.32	$(0.05)	(3.8)%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

(Unaudited)

	Year Ended			Three Months Ended
	12/31/2023	12/31/2022	12/31/2021	12/31/2023	12/31/2022
EARNINGS PER SHARE
Basic earnings per share	$5.08	$4.53	$3.82	$1.28	$1.34
Diluted earnings per share	$5.02	$4.47	$3.76	$1.27	$1.32
Weighted average shares outstanding	5,863	5,840	5,502	5,871	5,849
Weighted average diluted shares outstanding	5,934	5,912	5,583	5,939	5,916
Cash dividends paid per share [1]	$1.00	$0.64	$0.56	$0.25	$0.16

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.88%	1.61%	1.52%	1.87%	1.88%
Return on average equity	23.4%	21.9%	17.8%	23.9%	27.9%
Yield on earning assets	5.03%	3.90%	3.72%	5.24%	4.55%
Rate paid on interest-bearing liabilities	0.67%	0.17%	0.19%	1.02%	0.20%
Net interest margin	4.71%	3.82%	3.63%	4.74%	4.45%
Noninterest income to average assets	0.68%	0.67%	0.63%	0.58%	0.52%
Noninterest expense to average assets	2.36%	1.98%	1.88%	2.43%	2.09%
Efficiency ratio [2]	46.6%	46.9%	46.8%	48.8%	44.5%

	12/31/2023	12/31/2022	12/31/2021
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$12,867	$10,717	$10,352
Allowance for credit losses as a percentage of total loans	1.34%	1.18%	1.23%
Allowance for credit losses as a percentage of total loans - excluding PPP loans	1.34%	1.18%	1.29%
Nonperforming loans	$4,820	$1,172	$4,863
Nonperforming assets	$5,315	$1,190	$5,397
Nonperforming loans as a percentage of total loans	0.50%	0.13%	0.58%
Nonperforming assets as a percentage of total assets	0.33%	0.07%	0.33%
Year-to-date net charge-offs	$954	$935	$675
Year-to-date net charge-offs as a percentage of average loans	0.10%	0.11%	0.09%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,872	5,850	5,817
Shareholders' equity	$147,317	$119,004	$134,082
Book value per common share	$25.09	$20.34	$23.05
Tangible common equity[3]	$140,823	$112,273	$127,067
Tangible book value per common share[4]	$23.98	$19.19	$21.84
Tangible common equity to total assets	8.7%	6.9%	7.9%
Gross loans to deposits	71.9%	62.6%	58.3%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	10.8%	9.2%	8.4%
Common Equity Tier 1 Ratio	15.7%	14.7%	14.4%
Tier 1 Risk-Based Capital Ratio	15.7%	14.7%	14.4%
Total Risk-Based Capital Ratio	16.9%	15.7%	15.5%

(1)

The Company paid a quarterly cash dividends of $0.25 per share on February 15, 2023, May 15, 2023 , August 15, 2023 and November 15, 2023 and a quarterly cash dividend of $0.16 per share on February 15, 2022, May 16, 2022, August 15, 2022 and November 15, 2022 and a quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021, August 16, 2021 and November 15, 2021.

(2)	Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3)	Tangible common equity is defined as common equity less goodwill and core deposit intangibles.
(4)	Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilites and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	12/31/2023			12/31/2022
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$957,289	$14,636	6.07%	$885,467	$12,261	5.49%
Loans held for sale	-	-	-%	1,247	25	7.95%
Investment securities	324,340	2,884	3.53%	301,319	2,285	3.01%
Non-taxable investment securities (1)	117,433	918	3.10%	109,366	822	2.98%
Interest-bearing deposits	81,172	1,102	5.39%	248,487	2,328	3.72%
Total interest-earning assets	1,480,234	19,540	5.24%	1,545,886	17,721	4.55%
Cash and due from banks	26,565			26,250
Other assets	85,445			78,634
Total assets	$1,592,244			$1,650,770

Interest-bearing liabilities:
Money market deposits	221,600	420	0.75%	249,935	108	0.17%
Savings deposits	350,412	189	0.21%	408,825	118	0.11%
Time deposits	90,337	610	2.68%	51,928	36	0.28%
Total deposits	662,349	1,219	0.73%	710,688	262	0.15%
Borrowings	50,000	641	5.09%	-	-	-%
Junior subordinated debentures	-	-	-%	10,310	91	3.50%
Other interest-bearing liabilities	19,603	13	0.26%	14,480	17	0.47%
Total interest-bearing liabilities	731,952	1,873	1.02%	735,478	370	0.20%
Non-interest-bearing deposits	717,726			791,430
Other liabilities	17,786			12,699
Shareholders' equity	124,780			111,163
Total liabilities & equity	$1,592,244			$1,650,770
Cost of funding interest-earning assets (4)			0.50%			0.10%
Net interest income and margin (5)		$17,667	4.74%		$17,351	4.45%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $2.8 million for 2023 and $1.3 million for 2022 are included in average loan balances for computational purposes.
(3)	Net costs included in loan interest income for the three-month periods ended December 31, 2023 and 2022 were $368 thousand and $326 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents for the years indicated the distribution of consolidated average assets, liabilites and shareholders' equity.

	For the Year Ended			For the Year Ended
	12/31/2023			12/31/2022
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$933,464	$54,950	5.89%	$856,728	$45,194	5.28%
Loans held for sale	533	49	9.19%	8,771	510	5.81%
Investment securities	338,941	11,525	3.40%	258,732	6,409	2.48%
Non-taxable investment securities (1)	123,002	3,681	2.99%	103,366	2,722	2.63%
Interest-bearing deposits	86,897	4,387	5.05%	305,095	4,923	1.61%
Total interest-earning assets	1,482,837	74,592	5.03%	1,532,692	59,758	3.90%
Cash and due from banks	26,100			40,520
Other assets	78,212			69,683
Total assets	$1,587,149			$1,642,895

Interest-bearing liabilities:
Money market deposits	227,819	1,367	0.60%	254,723	284	0.11%
Savings deposits	375,377	795	0.21%	400,314	376	0.09%
Time deposits	74,570	1,568	2.10%	59,016	163	0.28%
Total deposits	677,766	3,730	0.55%	714,053	823	0.12%
Borrowings	17,945	896	4.99%	-	-	-%
Junior subordinated debentures	2,268	141	6.22%	10,310	359	3.48%
Other interest-bearing liabilities	18,576	31	0.17%	12,327	67	0.54%
Total interest-bearing liabilities	716,555	4,798	0.67%	736,690	1,249	0.17%
Non-interest-bearing deposits	726,191			773,293
Other liabilities	17,419			12,044
Shareholders' equity	126,984			120,868
Total liabilities & equity	$1,587,149			$1,642,895
Cost of funding interest-earning assets (4)			0.32%			0.08%
Net interest income and margin (5)		$69,794	4.71%		$58,509	3.82%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $3.0 million for 2023 and $2.8 million for 2022 are included in average loan balances for computational purposes.
(3)	Net costs (fees) included in loan interest income for the years ended December 31, 2023 and 2022 were $1.3 million and ($234) thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended December 31, 2023 and 2022.

	For the Three Months Ended
	December 31,
	2023	2022	Dollar Change	Percentage Change
Interchange income	$961	$922	$39	4.2%
Service charges on deposit accounts	719	623	96	15.4%
Loan servicing fees	214	251	(37)	(14.7)%
FHLB Dividends	130	88	42	47.7%
Earnings on life insurance policies	104	109	(5)	(4.6)%
Gain on sale of loans, net	-	7	(7)	(100.0)%
Other	214	181	33	18.2%
Total non-interest income	$2,342	$2,181	$161	7.4%

The following table presents the components of non-interest expense for the three-month periods ended December 31, 2023 and 2022.

	For the Three Months Ended
	December 31,
	2023	2022	Dollar Change	Percentage Change
Salaries and employee benefits	$5,273	$4,751	$522	11.0%
Occupancy and equipment	1,357	1,142	215	18.8%
Outside service fees	1,151	1,120	31	2.8%
Professional fees	404	352	52	14.8%
Advertising and shareholder relations	248	177	71	40.1%
Armored car and courier	209	177	32	18.1%
Telephone and data communication	200	198	2	1.0%
Deposit insurance	185	108	77	71.3%
Director compensation and expense	160	177	(17)	(9.6)%
Business development	158	134	24	17.9%
Loan collection expenses	115	75	40	53.3%
Amortization of Core Deposit Intangible	57	68	(11)	(16.2)%
Other	250	207	43	20.8%
Total non-interest expense	$9,767	$8,686	$1,081	12.4%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents the components of non-interest income for the years ended December 31, 2023 and 2022.

	For the Year Ended
	December 31,
	2023	2022	Dollar Change	Percentage Change
Interchange income	$3,419	$3,401	$18	0.5%
Service charges on deposit accounts	2,789	2,464	325	13.2%
Gain on termination of swaps	1,707	-	1,707	100.0%
Loan servicing fees	900	893	7	0.8%
FHLB Dividends	418	293	125	42.7%
Earnings on life insurance policies	417	391	26	6.6%
Gain on sale of loans, net	234	2,696	(2,462)	(91.3)%
Other	838	912	(74)	(8.1)%
Total non-interest income	$10,722	$11,050	$(328)	(3.0)%

The following table presents the components of non-interest expense for the years ended December 31, 2023 and 2022.

	For the Year Ended
	December 31,
	2023	2022	Dollar Change	Percentage Change
Salaries and employee benefits	$20,320	$17,451	$2,869	16.4%
Occupancy and equipment	5,302	4,610	692	15.0%
Outside service fees	4,496	4,057	439	10.8%
Professional fees	1,258	1,282	(24)	(1.9)%
Advertising and shareholder relations	941	673	268	39.8%
Telephone and data communication	806	770	36	4.7%
Armored car and courier	767	675	92	13.6%
Director compensation and expense	763	606	157	25.9%
Deposit insurance	737	528	209	39.6%
Business development	615	506	109	21.5%
Loan collection expenses	423	274	149	54.4%
Amortization of Core Deposit Intangible	237	284	(47)	(16.5)%
Other	865	874	(9)	(1.0)%
Total non-interest expense	$37,530	$32,590	$4,940	15.2%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table shows the distribution of loans by type at December 31, 2023 and 2022.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	12/31/2023	12/31/2023	12/31/2022	12/31/2022
Commercial	$74,271	7.8%	$76,680	8.4%
Agricultural	129,389	13.5%	122,873	13.5%
Real estate – residential	11,914	1.2%	15,324	1.7%
Real estate – commercial	544,339	56.8%	516,107	56.6%
Real estate – construction & land	57,717	6.0%	43,420	4.8%
Equity Lines of Credit	37,871	4.0%	35,891	3.9%
Auto	98,132	10.2%	96,750	10.6%
Other	4,931	0.5%	4,904	0.5%
Total Gross Loans	$958,564	100%	$911,949	100%

The following table shows the distribution of Commercial Real Estate loans at December 31, 2023 and 2022.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	12/31/2023	12/31/2023	12/31/2022	12/31/2022
Owner occupied	$183,368	33.7%	$179,750	34.8%
Investor	360,971	66.3%	336,357	65.2%
Total real estate - commercial	$544,339	100%	$516,107	100%

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	12/31/2023	12/31/2023	12/31/2022	12/31/2022
Non-interest bearing	$692,768	51.9%	$766,549	52.6%
Money Market	214,185	16.1%	237,924	16.3%
Savings	335,050	25.1%	404,150	27.7%
Time	91,652	6.9%	49,186	3.4%
Total Deposits	$1,333,655	100%	$1,457,809	100%